Exhibit 99.1

CDW Reports Record Quarterly Net Sales of $4 Billion

Reinforces Strength of Strategy and Power of Business Model

(Dollars in millions, except per share amounts)	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	% Chg.	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016	% Chg.
Net Sales	$4,033.9	$3,708.2	8.8	$11,353.0	$10,489.5	8.2
Average Daily Sales[1]	64.0	57.9	10.5	59.4	54.6	8.8
Gross Profit	642.0	614.3	4.5	1,835.6	1,749.3	4.9
Net Income	129.2	125.9	2.6	327.8	321.2	2.1
Adjusted EBITDA[2]	324.3	310.4	4.5	888.2	843.6	5.3
Net Income per Diluted Share	$0.83	$0.76	8.3	$2.06	$1.93	6.9
Non-GAAP Net Income per Diluted Share[2]	$1.08	$0.97	10.8	$2.84	$2.57	10.7
[1] There were 63 and 64 selling days for the three months ended September 30, 2017 and 2016, respectively. There were 191 and 192 selling days for the nine months ended September 30, 2017 and 2016, respectively.
[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

LINCOLNSHIRE, Ill., Nov. 01, 2017 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare in the United States, Canada and the United Kingdom, today announced third quarter results.  The company also announced approval by its Board of Directors of a 31 percent increase in its quarterly cash dividend to be paid in December 2017.

"Third quarter results reinforce the strength of our strategy and power of our business model," said Thomas E. Richards, chairman and chief executive officer of CDW. "We profitably delivered more than $4 billion of sales, once again highlighting the value of our balanced channels, broad solutions portfolio and variable cost structure. These results also highlight the success of strategic investments we are making, notably CDW UK, which extends our reach beyond North America, and investments in fast growing technologies, like cloud and security."

"Once again our strong operating results were amplified by share repurchases," said Ann E. Ziegler, CDW's chief financial officer. "We continue to make excellent progress executing our capital allocation strategy and repurchased nearly 3 million shares in the third quarter at an average cost of $62.13 per share.  Year-to-date we have returned more than $500 million to shareholders via share repurchases and dividends. We expect to achieve our annual medium-term target of low double-digit non-GAAP net income per share growth in constant currency in 2017."

"Our balance -- across customers, products and technologies -- and focus on profitable growth will continue to serve us well," continued Richards. "This quarter's results reinforce our confidence in our strategy and ability to continue to deliver sustainable, profitable growth and cash flows. That confidence underpins our capital allocation strategy and the 31 percent increase in our annual cash dividend we announced today," said Richards.

“Given our results to date and outlook for the fourth quarter, we expect to exceed our target of outpacing US IT market growth by 200 to 300 basis points on a constant currency basis in 2017. To accomplish this, we will continue our laser-focus on meeting the needs of our more than 250,000 customers in the United States, Canada and the United Kingdom and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve," concluded Richards.

A quarterly cash dividend of $0.21 per share will be paid on December 11, 2017 to all stockholders of record as of the close of business on November 24, 2017.

Third Quarter of 2017 Highlights:

Total net sales in the third quarter of 2017 were $4,034 million, compared to $3,708 million in the third quarter of 2016, an increase of 8.8 percent. There were 63 and 64 selling days for the three months ended September 30, 2017 and 2016, respectively. On an average daily sales basis, net sales growth versus the third quarter of 2016 was 10.5 percent and on a constant currency basis was 10.4 percent. Currency impact to net sales growth was driven by slightly favorable translation of the Canadian to US dollar, partially offset by slightly unfavorable translation of the British pound to US dollar.  Effective January 1, 2017, the CDW Small Business channel is reported separately as an operating segment, and prior periods have been recast to reflect this change.  Third quarter net sales and average daily sales performance included:

  Total Corporate segment net sales in the third quarter of 2017 of $1,599 million, 10.7 percent higher than the third quarter of 2016.

  Total Small Business segment net sales in the third quarter of 2017 of $312 million, 12.0 percent higher than the third quarter of 2016.

  Total Public segment net sales in the third quarter of 2017 of $1,733 million, 7.3 percent higher than the third quarter of 2016. Public results were led by sales to both Government and Education customers, which increased 14.7 percent and 6.0 percent, respectively. Sales to Healthcare customers were relatively flat.

  Net sales for CDW's Canadian and UK operations, combined as “Other” for financial reporting purposes, were $391 million, an increase of 24.6 percent in the third quarter of 2017. Both operations increased sales at roughly the same percentage in local currency.

Gross profit for the third quarter of 2017 was $642 million, compared to $614 million for the same period in 2016, representing an increase of 4.5 percent. Gross profit margin was 15.9 percent for the third quarter of 2017 versus 16.6 percent in the third quarter of 2016. Gross margin decline was driven by increased hardware sales and an ongoing competitive marketplace.

Total selling and administrative expenses and advertising expense were $398 million in the third quarter of 2017, compared to $377 million in the third quarter of 2016, representing an increase of 5.7 percent. This increase was primarily driven by increased sales compensation and the reinstatement of unclaimed property balances as a result of a retroactive Illinois state law change.

Interest expense was $38 million in both the third quarter of 2017 and 2016. The effective tax rate for the third quarter of 2017 was 37.5 percent, which resulted in a tax expense of $77 million, compared to a 36.5 percent tax rate and tax expense of $72 million in the third quarter of 2016. The increase in effective tax rate is a result of a change in state tax rates and lower tax benefits related to equity-based compensation.

Net income was $129 million in the third quarter of 2017, compared to $126 million in the third quarter of 2016, representing an increase of 2.6 percent. Non-GAAP net income, which excludes acquisition-related intangible asset amortization, integration expenses, equity-based compensation and the associated tax benefits, and certain other items, was $168 million in the third quarter of 2017, compared to $160 million in the third quarter of 2016, representing an increase of 4.9 percent.

Adjusted EBITDA, which excludes expenses related to equity-based compensation, income from equity investments, integration expenses, and certain other items, was $324 million in the third quarter of 2017, compared to $310 million in the third quarter of 2016, representing an increase of 4.5 percent. For the third quarter of 2017 the Adjusted EBITDA margin was 8.0 percent compared to 8.4 percent in the third quarter of 2016.

Weighted average diluted shares outstanding were 156 million for the third quarter of 2017, compared to 165 million for the third quarter of 2016. Net income per diluted share for the third quarter of 2017 was $0.83, compared to $0.76 for the third quarter of 2016, representing an increase of 8.3 percent. Non-GAAP net income per diluted share for the third quarter of 2017 was $1.08, compared to $0.97 for the third quarter of 2016, representing an increase of 10.8 percent.

First Nine Months of 2017 Highlights:

Total net sales in the first nine months of 2017 were $11,353 million, compared to $10,489 million in the first nine months of 2016, an increase of 8.2 percent. There were 191 and 192 selling days in the first nine months of 2017 and 2016, respectively. On an average daily sales basis, net sales growth versus the first nine months of 2016 was 8.8 percent and on a constant currency basis was 9.3 percent. Currency impact to net sales growth was driven by unfavorable translation of the British pound to US dollar, partially offset by favorable translation of the Canadian to US dollar. Effective January 1, 2017, the CDW Small Business channel is reported separately as an operating segment, and prior periods have been recast to reflect this change. The first nine months' net sales and average daily sales performance included:

  Total Corporate segment net sales in the first nine months of 2017 of $4,706 million, 8.2 percent higher than the first nine months of 2016.

  Total Small Business segment net sales in the first nine months of 2017 of $932 million, 10.4 percent higher than the first nine months of 2016.

  Total Public segment net sales in the first nine months of 2017 of $4,584 million, 8.2 percent higher than the first nine months of 2016. Public results were led by sales to both Government and Education customers, which increased 15.9 percent and 10.1 percent, respectively. Sales to Healthcare customers decreased 2.3 percent.

  Net sales for CDW's Canadian and UK operations, combined as “Other” for financial reporting purposes, were $1,132 million, an increase of 12.5 percent in the first nine months of 2017. Both operations increased double-digits in local currency.

Gross profit for the first nine months of 2017 was $1,836 million, compared to $1,749 million for the same period in 2016, representing an increase of 4.9 percent. Gross profit margin was 16.2 percent for the first nine months of 2017 versus 16.7 percent in the first nine months of 2016. Gross margin decline was driven by increased hardware sales and an ongoing competitive marketplace.

Total selling and administrative expenses and advertising expense were $1,191 million in the first nine months of 2017, compared to $1,127 million in the first nine months of 2016, representing an increase of 5.7 percent. This increase was primarily driven by increased sales compensation. Coworker count was 8,722 as of September 30, 2017, compared to 8,565 as of September 30, 2016.

Long-term debt, including current maturities, of $3.4 billion, net of cash of $98 million, was $3.3 billion as of September 30, 2017, $209 million higher compared to September 30, 2016. The increase was primarily driven by increasing working capital needs to support growth and strategic stocking positions. During the first quarter of 2017, the company amended its prior senior secured term loan with a repricing agreement, completed the issuance of $600 million 5.0% Senior Notes due 2025 and redeemed the remaining amount of the $600 million 6.0% Senior Notes due 2022, and amended, extended and increased the size of its senior secured asset-based revolving credit facility from $1,250 million to $1,450 million. As a result of these transactions, net income for the first nine months included total debt extinguishment charges of $57 million.

Interest expense was $113 million in both the first nine months of 2017 and 2016. The effective tax rate for the first nine months of 2017 was 31.1 percent, which resulted in a tax expense of $148 million, compared to a 37.0 percent tax rate and tax expense of $188 million in the first nine months of 2016. The reduction in effective tax rate primarily reflected the impact of excess tax benefits from equity-based compensation.

Net income was $328 million in the first nine months of 2017, compared to $321 million in the first nine months of 2016, representing an increase of 2.1 percent. Non-GAAP net income, which excludes acquisition-related intangible asset amortization, integration expenses, equity-based compensation and the associated tax benefits, and certain other items including debt refinancing costs, was $453 million in the first nine months of 2017, compared to $429 million in the first nine months of 2016, representing an increase of 5.6 percent.

Adjusted EBITDA, which excludes expenses related to equity-based compensation, income from equity investments, integration expenses, and certain other items including debt refinancing costs, was $888 million in the first nine months of 2017, compared to $844 million in the first nine months of 2016, representing an increase of 5.3 percent. For the first nine months of 2017 and 2016 the Adjusted EBITDA margin was 7.8 percent and 8.0 percent, respectively.

Weighted average diluted shares outstanding were 159 million for the first nine months of 2017, compared to 167 million for the first nine months of 2016. Net income per diluted share for the first nine months of 2017 was $2.06, compared to $1.93 for the first nine months of 2016, representing an increase of 6.9 percent. Non-GAAP net income per diluted share for the first nine months of 2017 was $2.84, compared to $2.57 for the first nine months of 2016, representing an increase of 10.7 percent.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, global and regional economic conditions; decreases in spending on technology products; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; fluctuations in foreign currency; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; potential acceleration of CDW's deferred cancellation of debt income; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise unless required by law.

Non-GAAP Financial Information

EBITDA is defined as consolidated net income before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, which is a measure defined in the Company’s credit agreements, means EBITDA adjusted for certain items which are described in the financial statement tables that accompany this press release. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and the associated tax benefits, integration expenses, and gains and losses from the extinguishment of long-term debt. Consolidated Net sales growth on a constant currency basis is defined as consolidated net sales growth excluding the impact of foreign currency translation on net sales compared to the prior period.

EBITDA, Adjusted EBITDA, Non-GAAP net income, Non-GAAP net income per diluted share and consolidated Net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

The Company believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of the Company’s business, as they remove the impact of items that management believes are not reflective of underlying operating performance. The Company uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. Additionally, Adjusted EBITDA is a measure in the credit agreement governing our Senior Secured Term Loan Facility (“Term Loan”) used to evaluate the Company’s ability to make certain investments, incur additional debt and make restricted payments, such as dividends and share repurchases, as well as whether the Company is required to make additional principal prepayments on the Term Loan beyond the quarterly amortization payments.

Our medium term annual targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of the Company's routine activities, such as refinancing activities or acquisition and integration expenses.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, Canada and the United Kingdom. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs nearly 8,800 coworkers. For the trailing twelve months ended September 30, 2017, the company generated net sales of nearly $15 billion. For more information about CDW, please visit www.CDW.com.

Webcast

CDW will hold a conference call today, November 1, 2017 at 7:30 a.m. CT/8:30 a.m. ET to discuss its third quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
(847) 968-0238

Media Inquiries
Sara Granack
Vice President, Corporate Communications
(847) 419-7411

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per-share amounts) (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change(i)	2017	2016	% Change(i)

Net sales	$4,033.9	$3,708.2	8.8%	$11,353.0	$10,489.5	8.2%
Cost of sales	3,391.9	3,093.9	9.6	9,517.4	8,740.2	8.9

Gross profit	642.0	614.3	4.5	1,835.6	1,749.3	4.9

Selling and administrative expenses	352.0	334.9	5.1	1,062.9	1,009.0	5.3
Advertising expense	46.3	41.9	10.7	128.1	118.3	8.3
Income from operations	243.7	237.5	2.6	644.6	622.0	3.6

Interest expense, net	(37.8)	(37.6)	0.5	(113.4)	(112.6)	0.7
Net loss on extinguishments of long-term debt	—	(2.1)	nm*	(57.4)	(2.1)	nm*
Other income, net	0.7	0.4	75.5	1.9	2.3	(16.6)

Income before income taxes	206.6	198.2	4.2	475.7	509.6	(6.7)

Income tax expense	(77.4)	(72.3)	7.1	(147.9)	(188.4)	(21.5)

Net income	$129.2	$125.9	2.6%	$327.8	$321.2	2.1%

Net income per common share:
Basic	$0.84	$0.78	8.1%	$2.10	$1.95	7.6%
Diluted	$0.83	$0.76	8.3%	$2.06	$1.93	6.9%

Weighted-average shares outstanding:
Basic	153.8	162.1		156.3	164.8
Diluted	156.2	164.9		159.2	166.9

* Not meaningful

(i) There were 63 and 64 selling days for the three months ended September 30, 2017 and 2016, respectively. There were 191 and 192 selling days for the nine months ended September 30, 2017 and 2016, respectively.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

The Company has included reconciliations of Non-GAAP net income, Non-GAAP net income per diluted share, EBITDA, Adjusted EBITDA and consolidated Net sales growth on a constant currency basis for the three and nine months ended September 30, 2017 and 2016 below.

NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED SHARE (in millions, except per share amounts) (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change

Net income	$129.2	$125.9		$327.8	$321.2
Amortization of intangibles(i)	46.5	46.5		138.9	141.0
Equity-based compensation	10.0	10.0		33.6	28.1
Net loss on extinguishments of long-term debt	—	2.1		57.4	2.1
Integration expenses(ii)	—	2.4		2.5	6.2
Reinstatement of prior year unclaimed property balances(iii)	4.1	—		4.1	—
Other adjustments(iv)	(0.2)	(3.3)		4.8	(6.0)
Aggregate adjustment for income taxes(v)	(21.4)	(23.3)		(116.4)	(64.0)
Non-GAAP net income	$168.2	$160.3	4.9%	$452.7	$428.6	5.6%

GAAP net income per diluted share	$0.83	$0.76	8.3%	$2.06	$1.93	6.9%
Non-GAAP net income per diluted share	$1.08	$0.97	10.8%	$2.84	$2.57	10.7%
Shares used in computing GAAP and Non-GAAP net income per diluted share	156.2	164.9		159.2	166.9

(i) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii) Comprised of expenses related to CDW UK.

(iii) Comprised of the reinstatement of prior year unclaimed property balances as a result of a retroactive Illinois state law change enacted in the third quarter of 2017.

(iv) Primarily includes expenses related to payroll taxes on equity-based compensation during the nine months ended September 30, 2017. The three and nine months ended September 30, 2016 primarily includes our share of the settlement payments received from the Dynamic Random Access Memory class action lawsuits and the favorable resolution of a local sales tax matter, partially offset by expenses related to the consolidation of office locations north of Chicago.

(v) Aggregate adjustment for income taxes consists of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Total Non-GAAP adjustments	$60.4	$57.7	$241.3	$171.4
Weighted-average statutory effective rate	36.0%	36.0%	36.0%	36.0%
Income tax	$(21.7)	$(20.8)	$(86.9)	$(61.7)
Excess tax benefits from equity-based compensation	(0.6)	(1.2)	(30.7)	(1.2)
Non-deductible adjustments and other	0.9	(1.3)	1.2	(1.1)
Total aggregate adjustment for income taxes	$(21.4)	$(23.3)	$(116.4)	$(64.0)

CDW CORPORATION AND SUBSIDIARIES ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (in millions) (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	% of Net sales	2016	% of Net sales	2017	% of Net sales	2016	% of Net sales

Net income	$129.2	3.2%	$125.9	3.4%	$327.8	2.9%	$321.2	3.1%
Depreciation and amortization	65.7		63.1		195.2		190.7
Income tax expense	77.4		72.3		147.9		188.4
Interest expense, net	37.8		37.6		113.4		112.6
EBITDA	310.1	7.7%	298.9	8.1%	784.3	6.9%	812.9	7.8%
Adjustments:
Equity-based compensation	10.0		10.0		33.6		28.1
Net loss on extinguishments of long-term debt	—		2.1		57.4		2.1
Income from equity investments(i)	(0.2)		(0.2)		(0.4)		(0.9)
Integration expenses(ii)	—		2.4		2.5		6.2
Reinstatement of prior year unclaimed property balances(iii)	4.1		—		4.1		—
Other adjustments(iv)	0.3		(2.8)		6.7		(4.8)
Total adjustments	14.2		11.5		103.9		30.7
Adjusted EBITDA	$324.3	8.0%	$310.4	8.4%	$888.2	7.8%	$843.6	8.0%

(i) Represents the share of net income from the Company's equity investments.

(ii) Comprised of expenses related to CDW UK.

(iii) Comprised of the reinstatement of prior year unclaimed property balances as a result of a retroactive Illinois state law change enacted in the third quarter of 2017.

(iv) Primarily includes expenses related to payroll taxes on equity-based compensation during the nine months ended September 30, 2017. The three and nine months ended September 30, 2016 primarily includes our share of the settlement payments received from the Dynamic Random Access Memory class action lawsuits and the favorable resolution of a local sales tax matter, partially offset by expenses related to the consolidation of office locations north of Chicago.

CDW CORPORATION AND SUBSIDIARIES CONSOLIDATED NET SALES GROWTH ON A CONSTANT CURRENCY BASIS (in millions) (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
Consolidated Net sales, as reported (i)	$4,033.9	$3,708.2	8.8%	$11,353.0	$10,489.5	8.2%
Foreign currency translation(ii)	—	4.3	—	—	(49.6)	—
Consolidated Net Sales on a Constant Currency Basis	$4,033.9	$3,712.5	8.7%	$11,353.0	$10,439.9	8.7%

(i) There were 63 and 64 selling days for the three months ended September 30, 2017 and 2016, respectively.  There were 191 and 192 selling days for the nine months ended September 30, 2017 and 2016, respectively.

(ii) Represents the effect of translating the prior year results of CDW Canada and CDW UK at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)

	September 30, 2017	December 31, 2016	September 30, 2016
Assets	(unaudited)	(audited)	(unaudited)

Current assets:
Cash and cash equivalents	$97.9	$263.7	$118.3
Accounts receivable, net of allowance for doubtful accounts of $6.2, $5.9 and $5.9, respectively	2,311.3	2,168.6	2,019.8
Merchandise inventory	549.0	452.0	451.6
Miscellaneous receivables	380.8	234.9	269.4
Prepaid expenses and other	153.5	118.9	138.7
Total current assets	3,492.5	3,238.1	2,997.8

Property and equipment, net	162.5	163.7	162.5
Goodwill	2,477.6	2,455.0	2,467.9
Other intangible assets, net	937.1	1,055.6	1,110.6
Other assets	32.1	36.0	34.0
Total assets	$7,101.8	$6,948.4	$6,772.8

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$1,224.6	$1,072.9	$997.7
Accounts payable - inventory financing	541.3	580.4	477.7
Current maturities of long-term debt	41.5	18.5	18.5
Accrued expenses and other liabilities	751.3	608.9	632.9
Total current liabilities	2,558.7	2,280.7	2,126.8

Long-term liabilities:
Debt	3,388.4	3,215.9	3,222.9
Deferred income taxes	315.9	369.2	393.2
Other liabilities	32.3	37.1	39.4
Total long-term liabilities	3,736.6	3,622.2	3,655.5

Total stockholders’ equity	806.5	1,045.5	990.5
Total liabilities and stockholders’ equity	$7,101.8	$6,948.4	$6,772.8

CDW CORPORATION AND SUBSIDIARIES NET SALES DETAIL (dollars in millions) (unaudited)

	Three Months Ended September 30,
	2017	2016	% Change(i)

Corporate(ii)	$1,598.5	$1,466.4	9.0%

Small Business(ii)	$311.5	282.5	10.3%

Public
Government	$606.7	537.5	12.9%
Education	700.7	671.4	4.4
Healthcare	425.5	431.7	(1.4)
Total Public	$1,732.9	1,640.6	5.6%

Other	$391.0	318.7	22.6%

Total Net Sales	$4,033.9	$3,708.2	8.8%

(i) There were 63 and 64 selling days for the three months ended September 30, 2017 and 2016, respectively.

(ii) Effective January 1, 2017, the CDW Small Business channel has become a separate operating and reportable segment. Its results were previously presented as a sales channel within the Corporate segment. Segment information reported in prior periods have been recast to conform to the current period presentation.

	Nine Months Ended September 30,
	2017	2016	% Change(i)

Corporate(ii)	$4,705.5	$4,372.1	7.6%

Small Business(ii)	$931.7	848.2	9.9%

Public
Government	$1,537.4	1,334.1	15.3%
Education	1,810.7	1,652.4	9.6
Healthcare	1,235.4	1,270.6	(2.8)
Total Public	$4,583.5	4,257.1	7.7%

Other	$1,132.3	1,012.1	11.9%

Total Net Sales	$11,353.0	$10,489.5	8.2%

(i) There were 191 and 192 selling days for the nine months ended September 30, 2017 and 2016, respectively.

(ii) Effective January 1, 2017, the CDW Small Business channel has become a separate operating and reportable segment. Its results were previously presented as a sales channel within the Corporate segment. Segment information reported in prior periods have been recast to conform to the current period presentation.

CDW CORPORATION AND SUBSIDIARIES DEBT AND WORKING CAPITAL INFORMATION (in millions) (unaudited)

	September 30, 2017	December 31, 2016	September 30, 2016

Debt and Revolver Availability
Cash and cash equivalents	$97.9	$263.7	$118.3
Total debt	3,429.9	3,234.4	3,241.4
Senior secured debt	1,738.9	1,552.1	1,559.3
Outstanding borrowings under Revolver	192.1	—	—
Borrowing base under ABL Revolver(i)	1,871.9	1,479.4	1,584.4
Revolver availability(ii)	844.5	777.3	866.9
Cash plus Revolver availability(ii)	942.4	1,041.0	985.2
Total net leverage ratio(iii)	2.9	2.7	2.9

Working Capital
Days of sales outstanding (DSO)(iv)	53	51	49
Days of supply in inventory (DIO)(iv)	13	12	13
Days of purchases outstanding (DPO)(iv)	(47)	(44)	(44)
Cash conversion cycle(iv)	19	19	18

(i) Amount in effect at period-end, applicable to the Company's ABL Revolving Credit Facility.

(ii) Amount in effect at period-end, including CDW UK's Revolving Credit Facility, which is a multi-currency revolving credit facility with an aggregate amount of £38 million ($51 million at September 30, 2017) in availability.

(iii) Defined in the Company's credit agreement, on a consolidated basis, as the ratio of total debt at period-end excluding any unamortized discount and/or premium and unamortized deferred financing costs, less cash and cash equivalents, to trailing twelve months (TTM) Adjusted EBITDA, a non-GAAP measure defined in the Company's credit agreement.

(iv) Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES CASH FLOW INFORMATION (in millions) (unaudited)

	Nine Months Ended September 30,
	2017	2016

Cash flows from operating activities	$439.1	$499.3

Capital expenditures	(58.6)	(41.4)
Other cash flows from investing activities	—	(2.1)
Cash flows from investing activities	(58.6)	(43.5)

Net change in accounts payable - inventory financing	(41.4)	39.2
Other cash flows from financing activities	(506.2)	(410.1)
Cash flows from financing activities	(547.6)	(370.9)

Effect of exchange rate changes on cash and cash equivalents	1.3	(4.2)
Net (decrease) increase in cash and cash equivalents	(165.8)	80.7
Cash and cash equivalents - beginning of period	263.7	37.6
Cash and cash equivalents - end of period	$97.9	$118.3

Supplementary disclosure of cash flow information:
Cash paid for interest, net	$(118.6)	$(117.4)
Cash paid for income taxes, net	$(169.6)	$(234.5)

CDW CORPORATION AND SUBSIDIARIES RECAST NET SALES DETAIL (i)(ii) (dollars in millions) (unaudited)

	Q1 2016		Q2 2016		Q3 2016		Q4 2016		Full Year 2016
	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast

Corporate	$1,410.7	$1,414.9	$1,489.0	$1,490.8	$1,463.5	$1,466.4	$1,516.6	$1,517.8	$5,879.7	$5,889.9

Small Business	281.6	$277.4	$290.2	$288.4	$285.4	$282.5	$293.0	$291.8	$1,150.2	$1,140.0

Public:
Government	339.9	$339.9	$456.6	$456.6	$537.5	$537.5	$529.6	$529.6	$1,863.7	$1,863.7
Education	341.0	341.0	640.0	640.0	671.4	671.4	365.9	365.9	2,018.3	2,018.3
Healthcare	388.5	388.5	450.4	450.4	431.7	431.7	436.8	436.8	1,707.4	1,707.4
Total Public	1,069.4	$1,069.4	$1,547.0	$1,547.0	$1,640.6	$1,640.6	$1,332.3	$1,332.3	$5,589.4	$5,589.4

Other	355.0	$355.0	$338.4	$338.4	$318.7	$318.7	$350.5	$350.5	$1,362.6	$1,362.6

Total Net Sales	$3,116.7	$3,116.7	$3,664.6	$3,664.6	$3,708.2	$3,708.2	$3,492.4	$3,492.4	$13,981.9	$13,981.9

	Q1 2015		Q2 2015		Q3 2015		Q4 2015		Full Year 2015
	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast

Corporate	$1,341.9	$1,336.9	$1,521.3	$1,517.9	$1,490.6	$1,499.6	$1,521.5	$1,524.2	$5,875.3	$5,878.6

Small Business	268.5	$273.5	$277.3	$280.7	$274.1	$265.1	$273.1	$270.4	$1,093.0	$1,089.7

Public:
Government	294.2	$294.2	$390.8	$390.8	$493.9	$493.9	$522.0	$522.0	$1,700.9	$1,700.9
Education	345.4	345.4	548.9	548.9	583.3	583.3	341.2	341.2	1,818.8	1,818.8
Healthcare	377.6	377.6	448.8	448.8	406.7	406.7	430.8	430.8	1,663.9	1,663.9
Total Public	1,017.2	$1,017.2	$1,388.5	$1,388.5	$1,483.9	$1,483.9	$1,294.0	$1,294.0	$5,183.6	$5,183.6

Other	127.6	$127.6	$126.9	$126.9	$252.5	$252.5	$329.8	$329.8	$836.8	$836.8

Total Net Sales	$2,755.2	$2,755.2	$3,314.0	$3,314.0	$3,501.1	$3,501.1	$3,418.4	$3,418.4	$12,988.7	$12,988.7

(i) Effective January 1, 2017, the CDW Small Business channel has become a separate operating and reportable segment. Its results were previously presented as a sales channel within the Corporate segment. Information reported in 2016 and 2015 have been recast to conform to the new presentation beginning in Q1 2017.

(ii) Effective January 1, 2016, the CDW Advanced Services business is included in the Company's Corporate and Public segments. Segment information reported in 2015 has been reclassified in the previously reported column to conform to the 2016 presentation.